NEWS RELEASE

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FOR IMMEDIATE RELEASE

Medtronic announces departure of Karen Parkhill, Chief Financial Officer

DUBLIN, June 26, 2024 - / PRNewswire / - Medtronic plc (NYSE: MDT), a global leader in healthcare technology, today announced that Karen Parkhill will resign as executive vice president and chief financial officer to accept the role of chief financial officer for HP Inc.

“On behalf of our employees, our executive committee and our board of directors, I want to thank Karen for her leadership over the last eight years. I am personally grateful to Karen for her support through my transition to CEO, navigating the pandemic and delivering a new operating model for the company. We wish her all the best as she takes on the next chapter of her career,” said Geoff Martha, Medtronic chairman and chief executive officer. “Across the company, we're building momentum with our innovation-driven growth strategy, and we remain focused and committed to delivering on our short- and longer-term financial objectives.”

“It has been a pleasure to serve Medtronic and our Mission for the last eight years,” said Parkhill. “I am grateful to have had the opportunity to lead the outstanding finance team at Medtronic, and I know they will continue to deliver on our commitments. I remain excited about the plans Medtronic has for the future, and most of all, the huge impact Medtronic technologies will have on the lives of patients around the world.”

The company is evaluating internal and external succession candidates. Parkhill will continue to serve as chief financial officer until her departure on August 2, and Gary Corona, senior vice president, Global Financial Planning and Analysis, will serve as interim chief financial officer upon her departure.

In addition, the company also reaffirmed guidance for its first quarter and full fiscal year 2025, as previously disclosed in its May 23, 2024, earnings press release and webcast.

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Dublin, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 95,000+ passionate people across more than 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic, visit www.Medtronic.com and follow Medtronic on LinkedIn.

Forward-looking statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation, geopolitical conflicts, general economic conditions, and other risks and uncertainties described in the company's periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the company. Medtronic does not undertake to update its forward-looking statements, including to reflect future events or circumstances.

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